Exhibit 8.1

May 17, 2010	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com
Capital Auto Receivables LLC 200 Renaissance Center Detroit, Michigan 48265 Central Originating Lease Trust c/o Central Originating Lease, LLC 200 Renaissance Center Detroit, Michigan 48265
Re:	Capital Auto Receivables LLC Registration Statement on Form S-3 Central Originating Lease Trust Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Capital Auto Receivables LLC, a Delaware limited liability company (the “Company”), and Central Originating Lease Trust, a Delaware statutory trust (“COLT”), in connection with the above-referenced Registration Statements (together with the exhibits and any amendments hereto and the prospectus supplements described therein, the “Registration Statements”), filed by the Company and COLT with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Securities (the “Securities”) and by COLT of Secured Notes (as defined below).

A prospectus and prospectus supplement are contained in the Registration Statements. The prospectus (the “Basic Prospectus”) and related prospectus supplement (the “Prospectus Supplement” and, together with the Basic Prospectus, the “Prospectus”) pertains to offerings of asset backed notes and/or certificates by various CARAT Trusts that are secured by Secured Notes issued by COLT. This opinion relates only to the Prospectus and its exhibits contained in the Registration Statements.

As described in the Prospectus, the Securities issued pursuant to the Prospectus and related prospectus supplements will be (i) Asset Backed Notes (“Notes”) and Asset Backed Certificates (“Certificates”) that will be issued in series, and (ii) secured notes that will secure the Notes and Certificates (“Secured Notes”). The Notes of each series will be treated as indebtedness of the related CARAT Trust. The Certificates will represent beneficial interests in the CARAT Trust which the Company, as Seller, Ally Financial Inc. (“Ally Financial”), as trust administrator, and the applicable Certificateholders will agree to treat as equity interests in either: (i) a grantor trust (each, a “Tax Trust”), (ii) a partnership (each, a “Tax Partnership”), or

Mayer Brown LLP

May 17, 2010

(iii) if the Certificates are all owned by the Company, a division of the Company which is disregarded as a separate entity (each, a “Tax Non-Entity”). Each series of Notes and Certificates will be issued by a CARAT Trust, which will be a Delaware statutory trust or common law trust to be formed by the Company pursuant to a CARAT Trust Agreement (each, a “CARAT Trust Agreement”) between the Company and a CARAT Owner Trustee to be specified in the related Prospectus Supplement. Each series issued by a CARAT Trust may include one or more classes of Notes and Certificates. The Notes of any CARAT Trust will be issued pursuant to (1) a CARAT Indenture (each, a “CARAT Indenture”) between the CARAT Trust and a CARAT Indenture Trustee to be specified in the related Prospectus Supplement, (2) a CARAT Pooling and Administration Agreement (each, a “CARAT Pooling and Administration Agreement”) between Ally Financial and the Company, and (3) a CARAT Trust Sale and Administration Agreement (each, a “CARAT Trust Sale and Administration Agreement”) between the CARAT Trust, the Company and Ally Financial, as trust administrator. The Certificates of any CARAT Trust will be issued pursuant to a CARAT Trust Agreement. The Secured Notes will be issued by COLT to Ally Financial pursuant to a COLT Indenture (each, a “COLT Indenture”) between COLT and a COLT Indenture Trustee to be specified in the related Prospectus, and will be sold and assigned by Ally Financial to the Company pursuant to a CARAT Pooling and Administration Agreement and by the Company to a CARAT Trust pursuant to a CARAT Trust Sale and Administration Agreement.

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes and/or Certificates, and in order to express the opinion stated herein, we have examined copies of the Registration Statements and, in each case to be filed as an exhibit to or incorporated by reference in the Registration Statements, (a) (i) the form of CARAT Indenture (including the form of Notes and Certificates), (ii) the form of CARAT Pooling and Administration Agreement, (iii) the form of CARAT Trust Agreement (including the form of Certificate of Trust to be filed pursuant to the Delaware Statutory Trust Act included as an exhibit thereto (a “Trust Certificate”)) and (iv) the form of CARAT Trust Sale and Administration Agreement (collectively, the “CARAT Transfer and Administration Agreements”) and (b) (i) the form of COLT Indenture (including the form of Secured Notes), (ii) the form of COLT Sale and Contribution Agreement between Ally Financial and COLT pursuant to which the lease assets securing the Secured Notes will be sold by COLT to Ally Financial, (iii) the form of COLT Servicing Agreement between Ally Financial and a COLT Indenture Trustee and (iv) the form of COLT Custodian Agreement between Ally Financial and COLT (collectively, the “COLT Agreements”). We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

Mayer Brown LLP

May 17, 2010

Based on the foregoing and assuming that the COLT Agreements and the CARAT Transfer and Administration Agreements with respect to each series of Notes and Certificates are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the COLT Agreements and the CARAT Transfer and Administration Agreements and the COLT Agreements in fact occur in accordance with the terms thereof, we are of the opinion that the discussions presented in the Basic Prospectus and the Prospectus Supplement forming part of the Registration Statements under the caption “FEDERAL INCOME TAX CONSEQUENCES” and the discussions presented in the Prospectus Supplement forming part of the Registration Statements under the caption “SUMMARY — Tax Status” are based upon reasonable interpretations of existing U.S. federal tax law. To the extent that such discussions expressly state our opinion, or state that our opinion has been or will be provided as to any series of Notes or Certificates, we hereby confirm and adopt such opinion herein. We also note the Basic Prospectus, the Prospectus Supplement and the operative documents related thereto to be filed as Exhibits to Registration Statements do not relate to a specific transaction. Accordingly, the above-referenced description of federal income tax consequences may require modification in the context of any actual transaction. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

Sincerely,

/s/ Mayer Brown LLP
MAYER BROWN LLP

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